Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Donald Von Hagen (media) - +1 336-436-8263
Media@labcorp.com

Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP PRESENTS NINE STUDIES,
INCLUDING NOVEL RESEARCH ON IMPROVING GENETIC COUNSELING QUALITY,
AT THE NATIONAL SOCIETY OF GENETIC COUNSELORS ANNUAL CONFERENCE
LabCorp’s Integrated Genetics Specialty Laboratory Leverages
Decades of Experience in Genetics Research and Practice to Improve Health and Improve Lives

Burlington, NC, September 14, 2017 - LabCorp (NYSE: LH), a leading global life sciences company, announced today that Integrated Genetics, a member of the LabCorp Specialty Testing Group, is presenting the results of nine studies relating to prenatal testing, including non-invasive prenatal testing (NIPT), and genetic counseling at the 36th Annual Conference of the National Society of Genetic Counselors, held Sept. 13-16 in Columbus, Ohio. Integrated Genetics also hosted a symposium addressing key factors in expanded carrier screening, which can better identify individuals and couples at increased risk for passing on certain inherited diseases.

“The research we are presenting at this conference reflects the knowledge and experience gained from hundreds of thousands of prenatal cases handled over several decades by the specialists and genetic counselors of LabCorp and Integrated Genetics,” said Gary M. Huff, CEO of LabCorp Diagnostics. “We are a market leader in NIPT, women’s health and reproductive genetics, and we have the industry’s strongest team of genetic counselors to help patients and physicians understand what those test results mean. The depth and breadth of our team’s innovative research speak to how LabCorp’s scientific experience and expertise are helping to improve the delivery of care and produce better outcomes.”

The research presented by LabCorp includes a novel study by primary author Denise Cutillo, vice president genetic counseling services of Integrated Genetics, that focuses on improving the quality of genetic counseling. The study, “The impact of a quality improvement program on genetic counseling,” demonstrates how a genetic counseling quality improvement program implemented by Integrated Genetics measurably benefitted patient care. Reflecting an analysis of over 37,000 patients who received reproductive genetic counseling from Integrated Genetics over a one-year period, the study showed that targeted training and tools, including simple-to-follow checklists, helped both new and experienced genetic counselors follow current standards of care in the rapidly changing field of reproductive genetics, providing patients and their physicians with the most up-to-date information to help guide care decisions. The program’s focus on patient care promotes excellence in the delivery of personalized genetic risk assessment and standardized patient care in a national program that supports tens of thousands of patients annually.

Poster Sessions
Including the Cutillo study, LabCorp and Integrated Genetics are presenting nine posters at the conference:

•
“The many faces of monosomy X: Unexpected outcomes of monosomy X NIPT results,” by lead author Samantha Caldwell, M.S.; licensed certified genetic counselor; clinical laboratory liaison, Integrated Genetics;

•
“The complex side of NIPT fetal sex discrepancies revealed … Karyotype party tricks,” by lead author Jenna Wardrop, M.S.; licensed certified genetic counselor; lead clinical laboratory liaison, Integrated Genetics;

•	“Genome wide cfDNA: Emerging data trends in 28K clinical samples,” by lead author Theresa Boomer, M.S.; licensed certified genetic counselor; senior clinical laboratory liaison, Integrated Genetics;

•
“Full gene sequencing as a follow-up to carrier screening: Utilization and outcomes,” by lead author Shannon Doyle, M.S.; licensed certified genetic counselor; genetic coordinator, Integrated Genetics;

•	“Esoteric aneuploidies and genome-wide cell-free DNA,” by lead author Erica Soster, M.S.; licensed certified genetic counselor; medial science liaison, medical affairs, Integrated Genetics;

•
“Prenatal diagnosis of a 21q microduplication after positive NIPT result for trisomy 21: A case report,” by lead author Lauren Petrarca, M.S.; certified genetic counselor; senior genetic counselor, Integrated Genetics;

•
“Evolving trend in patient decision-making on non-invasive screening versus invasive testing following a prenatal diagnosis of ultrasound anomaly,” by lead author Jillian Carroll, M.S., M.A.; certified genetic counselor; senior genetic counselor, Integrated Genetics;

•
“The impact of a quality improvement program on genetic counseling,” by Denise Cutillo, M.S.; licensed certified genetic counselor; vice president, genetic counseling services, Integrated Genetics; and

•	“Maternal serum screen positive results - What do patients elect next?” by lead author Kristi Fissell, M.S.; certified genetic counselor; director, genetic counseling services, Integrated Genetics.

Beginning Sept. 19, copies of the posters will be available, free of charge, at www.IntegratedGenetics/WhyIntegratedGenetics/PostersandPublications.

Symposium
LabCorp also presented a symposium titled “Key Factors in Quality Expanded Carrier Screening: From Parental Testing to Prenatal Diagnosis.” The discussion focused on how to identify the most significant factors in quality expanded carrier screening, including clinically relevant tests, technology considerations, data analysis and interpretation, and prenatal diagnosis. It also included clinical scenarios in carrier screening to help participants better understand the optimal quality considerations to best support patient care.

Presenters for the symposium were:

•	Ruth A. Heim; Ph.D.; fellow, American College of Medical Genetics and Genomics; clinical laboratory director, Integrated Genetics;

•	Ellen Schlenker; M.S.; licensed certified genetic counselor; regional manager of genetic counseling, Integrated Genetics; and

•	Brittany Dyr; M.S.; certified genetic counselor; medical science liaison, Integrated Genetics.

Additional information about the conference is available at http://www.nsgc.org/conference.

About LabCorp®
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
This press release contains forward-looking statements about the Company’s future operations. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
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